Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
USA TODAY RANKS CREDO PETROLEUM AMONG
THE 25 TOP-PERFORMING STOCKS OF THE PAST 25 YEARS
CREDO’s Stock Price Increased 20,180% During the 25 Year Period
DENVER, COLORADO, April 16, 2007 — CREDO Petroleum Corporation (NASDAQ: CRED) today reported that USA Today has ranked CREDO number 17 among the top performing 25 stocks of the past 25 years, with a 20,180% increase in share value. The list is contained in the “Money” section of this morning’s edition of USA Today.
James T. Huffman, President, said, “We are pleased to be recognized as one of the top-performers among all stocks in a very large universe of public companies. We are particularly pleased to be the only oil and gas company in the group.”
CREDO has a long record of exceptional performance that has been recognized by a number of publications as shown below.
•	200 Best Small Companies — 2006, 2004, 2001 (Forbes Magazine)

•	America’s Fastest Growing Small Companies — 2006, 2005, 2004, 2003 (Fortune Small Business Magazine)

•	Top 15 in Profitability Per Unit of Production Among Worldwide Oil and Gas Companies — 2004, 2003, 2002 (John S. Herold)
Huffman further stated, “During the last 25 years, the oil and gas business has experienced the best of times and the worst of times. This recognition by USA Today is a tribute to our employees and directors who have built an outstanding company in a volatile and competitive business environment.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily on the “NASDAQ Global Market”.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.